Exhibit 99.1

MasTec, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On May 24, 2012, pursuant to an option agreement between Red Ventures, LLC (“Red Ventures”) and MasTec North America, Inc. (“MasTec NA”), a wholly owned subsidiary of MasTec, Inc. (the “Company”), Red Ventures exercised its option to purchase DirectStar TV, LLC and its subsidiaries (collectively, the “DirectStar Business”), and entered into a purchase agreement with MasTec NA, DirectStar and the other parties thereto, pursuant to which Red Ventures agreed to purchase, and MasTec NA agreed to sell, the DirectStar Business for a purchase price, payable in cash, equal to approximately $105.6 million, subject to certain adjustments. The parties consummated the transaction on June 15, 2012.

The following unaudited pro forma condensed consolidated financial statements have been derived from the historical consolidated financial statements of the Company and adjusted to reflect the sale of the DirectStar Business. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the sale had occurred on March 31, 2012, and the unaudited pro forma condensed consolidated statements of operations give effect to the sale as if it had occurred on January 1, 2011. The pro forma adjustments include assumptions that management believes are reasonable.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the Company’s operating results or financial position that would have been achieved had the sale of the DirectStar Business been completed as of the dates indicated, nor are such financial statements necessarily indicative of future results. These unaudited pro forma condensed consolidated financial statements and the accompanying unaudited notes should be read together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

MASTEC, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2012

(in thousands)

	Historical MasTec, Inc.	Disposition (a)	Pro Forma Adjustments			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$20,131	$(3,089)	$102,976	(c	)	$120,018
Accounts receivable, net of allowance	667,064	(7,939)	—			659,125
Inventories	100,827	—	—			100,827
Other current assets	35,706	(535)	129	(d	)	35,300

Total current assets	$823,728	$(11,563)	$103,105			$915,270

Property and equipment, net	264,968	(1,263)	—			263,705
Goodwill and other intangible assets, net	925,693	(103,804)	—			821,889
Other assets	55,903	—	—			55,903

Total assets	$2,070,292	$(116,630)	$103,105			$2,056,767

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$34,440	$—	—			$34,440
Accounts payable and other accrued expenses	400,071	(10,438)	9,145	(e	)	398,778
Acquisition-related contingent consideration, current	17,774	—	(2,658)	(h	)	15,116
Billings in excess of costs and earnings	95,407	—	—			95,407
Other current liabilities	30,899	(5,350)	—			25,549

Total current liabilities	$578,591	$(15,788)	$6,487			$569,290

Long-term debt	426,838	—	—			426,838
Other liabilities	235,810	—	(5,705)	(d	)	230,105

Total liabilities	$1,241,239	$(15,788)	$782			$1,226,233

Commitments and contingencies
Shareholders’ equity:
Preferred stock	$—	$—	$—			$—
Common stock	8,526	—	—			8,526
Capital surplus	794,393	—	—			794,393
Accumulated surplus	107,661	(100,842)	102,323	(f	)	109,142
Accumulated other comprehensive loss	(6,577)	—	—			(6,577)
Treasury stock, at cost	(75,000)	—	—			(75,000)

Total MasTec, Inc. shareholders’ equity	829,003	(100,842)	102,323			830,484
Non-controlling interests	50	—	—			50

Total shareholders’ equity	$829,053	$(100,842)	$102,323			$830,534

Total liabilities and shareholders’ equity	$2,070,292	$(116,630)	$103,105			$2,056,767

See accompanying notes to unaudited pro forma condensed consolidated financial statements

MASTEC, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2012

(in thousands, except per share amounts)

	Historical MasTec, Inc.	Disposition (b)	Pro Forma Adjustments			Pro Forma
Revenue	$778,476	$(34,855)	$—			$743,621
Costs of revenue, excluding depreciation and amortization	684,657	(27,326)	—			657,331
Depreciation and amortization	20,954	(79)	—			20,875
General and administrative expenses	40,809	(1,955)	454	(g	)	39,308
Interest expense, net	8,992	—	—			8,992
Other income, net	(454)	—	—			(454)

Income before provision for income taxes	$23,518	$(5,495)	$(454)			$17,569
Provision for income taxes	(9,348)	2,123	176			(7,049)

Net income	$14,170	$(3,372)	$(278)			$10,520
Net loss attributable to non-controlling interests	(2)	—	—			(2)

Net income attributable to MasTec, Inc.	$14,172	$(3,372)	$(278)			$10,522

Earnings per share:
Basic earnings per share	$0.18					$0.13

Basic weighted average common shares outstanding	80,615					80,615

Diluted earnings per share	$0.17					$0.13

Diluted weighted average common shares outstanding	83,906					83,906

See accompanying notes to unaudited pro forma condensed consolidated financial statements

MASTEC, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share amounts)

	Historical MasTec, Inc.	Disposition (b)	Pro Forma Adjustments			Pro Forma
Revenue	$3,008,977	$(148,476)	$—			$2,860,501
Costs of revenue, excluding depreciation and amortization	2,606,091	(115,164)	—			2,490,927
Depreciation and amortization	75,228	(325)	—			74,903
General and administrative expenses	148,432	(10,838)	110	(g	)	137,704
Interest expense, net	34,423	4	—			34,427
Gain on remeasurement of equity interest in acquiree	(29,041)	—	—			(29,041)
Other income, net	(183)	—	—			(183)

Income before provision for income taxes	$174,027	$(22,153)	$(110)			$151,764
Provision for income taxes	(68,055)	8,441	42			(59,572)

Net income	$105,972	$(13,712)	$(68)			$92,192
Net loss attributable to non-controlling interests	(29)	—	—			(29)

Net income attributable to MasTec, Inc.	$106,001	$(13,712)	$(68)			$92,221

Earnings per share:
Basic earnings per share	$1.29					$1.12

Basic weighted average common shares outstanding	82,182					82,182

Diluted earnings per share	$1.23					$1.07

Diluted weighted average common shares outstanding	86,718					86,718

See accompanying notes to unaudited pro forma condensed consolidated financial statements

MasTec, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)	Reflects the pro forma elimination of the assets, liabilities and equity associated with the DirectStar Business, which are included in the Company’s historical condensed consolidated balance sheet.

(b)	Reflects the pro forma elimination of the operating results of the DirectStar Business, which are included in the Company’s historical consolidated statements of operations.

(c)	Represents gross proceeds from the sale of the DirectStar Business, net of accrued earnout liabilities, further discussed at (h) below.

(d)	Represents adjustments to tax balances to reflect the reversal of existing deferred tax liabilities associated with the DirectStar Business.

(e)	Represents estimated current taxes payable on the sale of the DirectStar Business calculated at statutory tax rates.

(f)	Represents gross proceeds of approximately $105.6 million, net of estimated current taxes payable and the reversal of deferred tax liabilities associated with the DirectStar Business.

(g)	Represents the add back of certain administrative costs previously allocated to the DirectStar Business, which would otherwise have been included in the Company’s historical consolidated statements of operations.

(h)	Represents accrued earnout liabilities associated with the DirectStar Business, which are included in the Company’s historical condensed consolidated balance sheet.